January 20, 2015

First Trust Exchange-Traded Fund II
120 East Liberty Drive

Wheaton, Illinois 60187

Ladies and Gentlemen:

      This letter supercedes that certain letter agreement by and among First Trust Portfolios L.P. and First Trust Exchange-Traded Fund II (the "Trust"), dated as of January 22, 2013, with respect to the Trust. It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time.

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund's average daily net assets.

      The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.

                                     Very Truly Yours,

                                     FIRST TRUST PORTFOLIOS L.P.


                                     /s/ Mark R. Bradley
                                     ----------------------------
                                     Mark R. Bradley
                                     Chief Financial Officer, Chief Operating
                                     Officer


AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND II


/s/ James M. Dykas
-----------------------------------
James M. Dykas
Treasurer, Chief Financial Officer
and Chief Accounting Officer

Exhibit A

FIRST TRUST EXCHANGE-TRADED FUND II

FUNDS                                                                                         DATE
First Trust STOXX(R) European Select Dividend Index Fund                                January 31, 2016
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund                   January 31, 2016
First Trust Dow Jones Global Select Dividend Index Fund                                 January 31, 2016
First Trust ISE Global Wind Energy Index Fund                                           January 31, 2016
First Trust ISE Global Engineering and Construction Index Fund                          January 31, 2016
First Trust NASDAQ(R) Clean Edge(R) Smart Grid Infrastructure Index Fund                January 31, 2016
First Trust ISE Global Copper Index Fund                                                January 31, 2016
First Trust ISE Global Platinum Index Fund                                              January 31, 2016
First Trust BICK Index Fund                                                             January 31, 2016
First Trust NASDAQ CEA Smartphone Index Fund                                            January 31, 2016
First Trust NASDAQ Global Auto Index Fund                                               January 31, 2016
First Trust ISE Cloud Computing Index Fund                                              January 31, 2016
First Trust International IPO ETF                                                       October 10, 2016